FUNDING AND PRODUCTION AGREEMENT
FOR THE 3-D ANIMATED MOTION PICTURE
"BUNNY TALES"

This FUNDING AND PRODUCTION AGREEMENT is made and entered into as of July 17, 2006, ("Effective Date"), by Skywork Studios Inc. ("Skywork"); Pathway Films Inc. ("Pathway"); and Red Blossom Entertainment Inc. ("Red Blossom"); where applicable. Skywork, Pathway, and Red Blossom will individually be referred to as the "Party" and collectively as the "Parties".

WHEREAS:

A.           Skywork is in the business of securing capital, writing and developing, recruiting talent for, producing and post-producing for Feature and Long Form Films for Theatrical, Cable and Direct to Video Distribution.

B.           Pathway is in the business of securing capital, writing and developing, recruiting talent for, producing and post-producing for Feature and Long Form Films for Theatrical, Cable and Direct to Video Distribution.

C.           Red Blossom is in the business of securing capital, writing and developing, recruiting talent for, producing and post-producing for Feature and Long Form Films for Theatrical, Cable and Direct to Video Distribution.

NOW THEREFORE, in consideration of the above recitals and the commitments set forth herein, the receipt and sufficiency of which are acknowledged, the Parties agree as follows:

1.           The Parties endeavor to equally produce, complete and aid in finding distribution for "Bunny Tales".

Film Investment Recoupment

2.           Investors will be in a second position, pari-passu proto-rata proportion and sequence, to recoup original investment secondary to any other parties received profits.

Skywork Studio Inc. CDN$350,000

Pathway Films Inc. CDN$100,000

3.           All post investment recoupment will be distributed in a pari-passu pro-rata sequence as set out in Exhibit “A” attached hereto and forming part of this agreement.

4.           All Parties agree to assign the recoupment to a third party company, which will represent all of the contracts signed between the Parties and will disperse all monies contractually owed to the Parties.  The third party company will charge a fee equal to 5% of all proceeds for the purpose of its administration fees, not to exceed CDN$25,000 annually.

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5.           In exchange for the above services, compensation will be as follows:

Film Equity:  Equity will be distributed (in totality) in the following proportion:

Skywork Studios Inc. 51%
Pathway Films Inc. 25%
Red Blossom Entertainment Inc. 24%

Credits: Davinder Mittal, Ashish Mittal, Ron Loudoun and Mark Tuit are each entitled to a full production credit.

Representations and Warranties

6.           Skywork represents and warrants that as of the Effective Date it has the authority and power to enter into this agreement.

7.           Pathway represents and warrants that as of the Effective Date it has the authority and power to enter into this agreement.

8.           Red Blossom represents and warrants that as of the Effective Date it has the authority and power to enter into this agreement.

Confidentiality

9.           The Parties acknowledge that Confidential Information (as defined below) is of great value to the Parties. Accordingly, the Parties and its “Affiliates” agree not to divulge to anyone, either during or after the term of this agreement, any Confidential Information obtained or developed during the term of this agreement. Upon the expiration or termination of this agreement, the Parties agrees to deliver to each other Party all documents, papers, drawings, tabulations, reports and similar documentation which are furnished by one another or which were prepared in the performance of the services. Upon the expiration or termination of this agreement, the Parties agree to make no further use or utilization of any Confidential Information. “Confidential Information” means information of the Parties, their agents or assigns, or any person or business entity directly or indirectly controlled by or controlling any Party, or in which any of the aforesaid have at least a 50% interest in the Party, which information is or has been disclosed to the Parties or known to the parties as a consequence of or through the performance of services, whether or not related to its duties for Party, including, without limitation, information relating to political, business and social contacts, business relationships and opportunities, potential business opportunities and relationships, and other information previously unknown to the Parties.  Each Party agrees and warrants that it will refrain from stealing or misappropriating any of the Confidential Information gained through its relationship with each other, in any direct or indirect manner.  For purpose of this agreement, “Affiliates” will mean any company directly or indirectly controlling, controlled by, or under common control with, the Party.
Non-circumvention

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10.           Each Party agrees and warrants that it will refrain from stealing or misappropriating any of the Confidential Information gained through its relationship with the each other, in any direct or indirect manner. This includes most specifically bank contacts, mailing concepts, advertising, promotional concepts, client referrals, investigative report formats, information sources, computer formats disclosed by the Parties to each other and the Parties agreeing not to solicit, serve or cater to, or engage, assist, be interested in or connected with any other persons or entities served by or related to the other Parties, their contractors, employees, agents and directors, or soliciting, serving or catering to or any clients of the other Parties  as disclosed to the Party, as the case may be.

Governing Law / Arbitration / Remedies

11.           This agreement will be deemed to have been executed and delivered within the British Columbia, and the rights and obligations of the Parties hereunder will be construed and enforced in accordance with, and governed by, the laws of the British Columbia, without regard to the conflicts of law principles thereof. The place of arbitration will be in the British Columbia applying its then current rules and the language of the arbitration will be in English. Judgment upon the award rendered by the arbitrator may be entered into any court having jurisdiction thereof. The prevailing party in any such arbitration will be entitled to recover its reasonable attorneys’ fees and costs, in addition to the award of the arbitrator.

IN WITNESS WHEREOF, the Parties have executed this agreement as of the Effective Date.

Skywork Studios Inc.

Per:           /s/ Ashish Mittal

  Ashish Mittal - President

Pathway Films Inc.

Per:           /s/ Ron Loudoun

  Ron Loudoun - President

Red Blossom Entertainment Inc.

Per:           /s/ Mark Tuit

  Mark Tuit - President

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EXHIBIT “A”

Exhibit “A” to that certain Funding and Production Agreement among Skywork Studios Inc., Pathway Films Inc., and Red Blossom Entertainment Inc.
made as of the 17th day of July, 2006.

(number of pages including this one:  1)

Recoupment and Payment Tiers

All proceeds from the sale and distribution of “Bunny Tales” will be deposited with a third party company to be named “Bunny Tales LLC”, or a similar name to be agreed upon by the Parties.  Bunny Tales LLC will disperse all monies owed to the parties directly to the Parties pursuant to the terms and agreements of this agreement and as per the tier structure for recoupment and payments as set out below.  All payments will be made on a pari-passu pro-rata basis among the Parties and their interest or payment amount within each tier.

Tier 1 – Initial Payment Tier

Parties	Skywork Studios Inc.	Pathway Films Inc.
Total payment amount	CDN$350,000	CDN$100,000

Tier 2 – Final Payment and Ownership Tier

Parties	Skywork Studios Inc.	Pathway Films Inc.	Red Blossom Entertainment Inc.
Total payment interest	51%	25%	24%

No payments in Tier 2 will be made until the full amount of each payment has been made to each Party in Tier 1.

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